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                                                                      EXHIBIT 11



                       MDT CORPORATION AND SUBSIDIARIES

                       Computation of Earnings Per Share
                           Year Ended March 31, 1995

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
                                             Years Ended March 31,
                                   ----------------------------------------

                                         1993        1994        1995
                                      ----------  ----------  ----------

Weighted average number of
  common shares outstanding
  during the year                      6,274,000   6,656,000   6,745,000

Number of common equivalent
  shares (determined using the
  Treasury stock method)
  related to stock options and
  warrants outstanding at the
  year ended                              19,000     125,000      30,000
                                      ----------  ----------  ----------

Weighted average number of
  common and common equivalent
  shares outstanding                   6,293,000   6,781,000   6,775,000
                                      ==========  ==========  ==========

Income before cumulative effect
  of change in accounting method      $2,376,000  $1,243,000  $  276,000

Cumulative effect of change in
  accounting method                          --      699,000         --
                                      ----------  ----------  ----------

Net Income                            $2,376,000  $1,942,000  $  276,000
                                      ==========  ==========  ==========

Earnings per share:
  Income before cumulative effect
    of change in accounting method          0.38        0.18        0.04
  Cumulative effect of change in
    accounting method                        --         0.11         --
                                      ----------  ----------  ----------

Net Income                            $     0.38  $     0.29  $     0.04
                                      ==========  ==========  ==========
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